Exhibit 10.1

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) is made this 26th day of September, 2015, by and between SPX Corporation, a Delaware corporation (“SPX”) and SPX FLOW, Inc., a Delaware corporation (“Flowco”).  Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Separation Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, SPX and Flowco are parties to that certain Separation and Distribution Agreement dated as of September 22, 2015 (the “Separation Agreement”);

WHEREAS, in furtherance of the transactions contemplated in the Separation Agreement, SPX has agreed to provide to Flowco certain services for the periods and on the terms and conditions set forth herein; and

WHEREAS, in furtherance of the transactions contemplated in the Separation Agreement, Flowco has agreed to provide to SPX certain services for the periods and on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree:

1.             SERVICES

1.1          Services.  During the term of this Agreement and subject to the terms and conditions set forth herein,

(a)           SPX shall provide to Flowco, or cause an Affiliate or Affiliates of SPX designated by SPX for this purpose to provide to Flowco (with SPX, each, a “SPX Service Provider”), and Flowco agrees to purchase from the SPX Service Providers, the services set forth in Schedule A attached hereto (each, an “SPX Service”, and collectively, the “SPX Services”); and

(b)           Flowco shall provide to SPX, or cause an Affiliate or Affiliates of Flowco designated by Flowco for this purpose to provide to SPX (with Flowco, each, a “Flowco Service Provider” and together with the SPX Service Providers, the “Service Provider”), and SPX agrees to purchase from the Flowco Service Providers, the services set forth in Schedule B attached hereto (each, a  “Flowco Service”, collectively, the “Flowco Services” and together with the SPX Services, the “Services”).

1.2          Level of Services.  Except as set forth specifically in Schedule A, Schedule B or otherwise specifically agreed to in writing by SPX and Flowco, (a) each party shall provide, or cause its Affiliate to provide, each Service with a degree of care consistent with the care it exercises in the conduct of similar activities for itself, (b) each of the SPX Services that are similar to those provided to, or in connection with the operation of, the Flowco Business prior to the Effective Time shall be, in all material respects, consistent in scope, quality and nature with those provided to, or provided on behalf of, the Flowco Business prior to the date hereof, (c) each of the Flowco Services that are similar to those provided to, or in connection with the operation of, the Infrastructurco Business prior to the Effective Time shall be, in all material respects, consistent in scope, quality and nature with those provided to, or provided on behalf of, the Infrastructurco Business prior to the date hereof and (d) in no event shall any Service be provided at a level of service (including, without limitation, accuracy, quality, completeness, timeliness, priority and responsiveness) lower than the levels at which such Services were provided prior to the date hereof, if applicable.  The Services to be provided hereunder that are not similar to those provided to the Flowco Business or to the Infrastructurco Business prior to the Effective Time shall be performed by personnel selected by the Service Provider providing such Services, which personnel shall have the capacity, skill and expertise necessary to perform such Services.  In providing the Services, neither the Service Provider nor any of its Affiliates shall be obligated to: (i) hire any additional employees; (ii) maintain the employment of any specific employee; or (iii) purchase, lease or license any additional facilities, equipment or materials; provided that, at all times, the Service Provider shall maintain the standard of care and performance as set forth in the preceding sentences of this Section 1.2.

1.3          Cooperation.  Each party shall cause its employees to reasonably cooperate with employees of the Service Provider in providing a Service to such party, to the extent required for effective delivery of the Services and to minimize the disruption to, or additional recordkeeping required by, the Service Provider.  In addition, each party shall name a point of contact who shall be responsible for the day-to-day implementation of this Agreement, including attempted resolution of any issues that may arise during the performance of any of such party’s obligations hereunder.

1.4          Third-Party Services.  At its option, each party may cause any Service it is required to provide hereunder to be provided by any third party (a “Third-Party Service”), in which event such Service Provider shall provide prior written notice to the other party of its election to cause such Service to be provided by a third party.  Such Service Provider shall not be responsible for the performance of any Third-Party Services so long as such Service Provider reasonably selects the provider of such Third-Party Services and imposes on such third-party provider the confidentiality obligations specified in this Agreement.  The Service Provider shall assign its rights to enforce any confidentiality claims against such third-party provider to the other party.

1.5          Impracticability.  Notwithstanding any other provision of this Agreement, no Service Provider shall be required to provide any Service to the extent the performance of such Service becomes impracticable as a result of a cause or causes outside the control of such Service Provider or to the extent the provision of such Service would require such Service Provider to violate any applicable laws. Each party, as Service Provider, shall promptly notify the other party in writing upon learning of such a cause or causes and shall use commercially reasonable efforts to resume its performance of any Service so suspended with the least possible delay as soon as practicable.

1.6          Performance and Receipt of Services.

(a)           SPX and Flowco shall each exercise reasonable care in providing and receiving any Service to (i) prevent access to the Services or the computing, telecommunications or other digital operating or processing systems or environments (including computer programs, data, databases, computers, computer libraries, communications equipment, networks and systems) accessed and/or used in connection with the Services (collectively, the “Information Systems”) by unauthorized Persons and (ii) not damage, disrupt or interrupt the Services or Information Systems.

(b)           Neither SPX nor Flowco shall access, nor shall either permit unauthorized Persons to access, the other party’s Information Systems and/or networks without express written authorization of such party, and any such actual or attempted access shall be consistent with any such authorization and the means of access directed by the party granting access to the given Information System.  Each party shall comply with those reasonable policies and procedures relating to access to the other party’s Information Systems as have been provided to it by the other party.

1.7          Representatives; Status Meetings.  SPX hereby designates Suzanne Harrington as the SPX representative (the “SPX Representative”) and Flowco hereby designates Nick Persavich as the Flowco representative (the “Flowco Representative”) to coordinate the Services provided under this Agreement.  The SPX Representative and the Flowco Representative shall meet on a monthly basis, or more frequently if reasonably requested by either party, to discuss the Services being provided, the charges and Invoices (as defined below) therefor, any problems with the Services, charges or Invoices, any proposed modifications and any terminations of Services pursuant to Section 6.2(b) below (“Status Meetings”).  Status Meetings shall be held at a time and place mutually agreeable to the Flowco Representative and the SPX Representative and shall be for a reasonable duration; provided that Status Meetings may be held in person or via conference telephone, videophone or similar means.  Each of SPX and Flowco may change its respective representative at any time by written notice to the other party.

1.8          Personnel. Each Service Provider shall remain responsible for compensating the employees and the independent contractors it engages to perform the Services on its behalf.  The parties acknowledge and agree that those employees and independent contractors used by the Service Providers in the performance of the Services will have no employer/employee relationship with the recipient of the Services, and that each Service Provider alone is responsible for providing workers’ compensation insurance for its applicable employees, for paying the salaries and wages of its applicable employees, for providing any employee benefits to its applicable employees, and for ensuring that all required tax withholdings are made.

2.             PAYMENTS

2.1          Services Pricing.  Flowco shall pay SPX or its applicable Affiliate fees for the SPX Services on the basis and in the manner described in Schedule A.  SPX shall pay Flowco or its applicable Affiliate fees for the Flowco Services on the basis and in the manner described in Schedule B.  Each party or its agents shall keep and maintain such books and records as may be reasonably necessary to make any applicable allocations.  During the term of this Agreement and at any time thereafter upon the reasonable request of another party, each party shall make copies of the relevant portion of such books and records available to the other party for inspection upon request and with reasonable notice.

2.2          Invoicing. Except for those charges with alternate invoicing and payment terms specifically set forth in the Schedules hereto, within twenty (20) days following the end of each calendar month during the term hereof, (a) SPX shall provide to Flowco a single invoice in form, format and media reasonably acceptable to Flowco totaling all charges during such month for SPX Services incurred by Flowco hereunder (each, a “SPX Invoice”) and (b) Flowco shall provide to SPX a single invoice in form, format and media reasonably acceptable to SPX totaling all charges during such month for Flowco Services incurred by SPX hereunder (each, a “Flowco Invoice” and with any SPX Invoice, each an “Invoice”).  Any failure by a party to provide an Invoice within such time period or to provide the Invoice in such form, format or media as is reasonably acceptable to the recipient of the Invoice shall not relieve the recipient of the Invoice of its obligation to pay any Invoice received after such date.  Each party agrees to provide such information as reasonably requested by the other party for use in preparation of an Invoice.  Each Invoice shall contain a brief description of each Service giving rise to such charge.

2.3          Payment.  Each party shall pay all amounts due under each Invoice no later than forty-five (45) days following receipt of such Invoice, without right to set-off or counterclaim (the “Payment Date”).  Each party reserves the right to require payment in advance for any out-of-pocket expenses that may be incurred in the course of performing this Agreement, including, without limitation, payroll expenses.  In addition, the recipient shall be responsible for any fees or charges payable to any government, regulatory organization or other body in connection with the Services, and any sales, use, value added, property, duties, or other taxes arising under this Agreement including in connection with payments due under any Invoice (but excluding any taxes on the net income of the Service Provider) and shall remit the amount due under this Agreement without offset for any withholdings, fees or charges in respect of any payments under this Agreement.  Each party shall pay all amounts due with respect to those charges with alternate invoicing and payment terms specifically set forth in the Schedules hereto in accordance with the relevant payment terms set forth in the Schedules.

2.4          Late Payments. Interest on late payments will accrue at the Prime Rate plus 2% (or the maximum legal rate, whichever is lower) calculated for the actual number of days elapsed, accrued from the applicable Payment Date up to the date of the actual receipt of payment.

3.             REPRESENTATIONS AND WARRANTIES

In addition to any representations set forth elsewhere in this Agreement (including the Schedules hereto) each party represents and warrants that:

3.1          Such party (including, as applicable, its Affiliates) has all necessary rights and authority to provide the Services such party will perform as a Service Provider as contemplated herein.  Each party (including, as applicable, its Affiliates) has obtained all necessary third party and governmental consents and authorizations to provide the Services such party will perform as a Service Provider as contemplated herein.

3.2          Such party is not in breach of any arrangement or agreement with any third party in respect of a Service to be provided by such party that may be provided by a third party pursuant to Section 1.4.

4.                                      CONFIDENTIALITY

4.1          Information Exchanges.  Subject to applicable Law and good faith claims of privilege, each party hereto shall provide the other party with all information regarding itself and the transactions under this Agreement that the other party reasonably believes that it requires (a) in order to comply with all applicable laws, ordinances, regulations and codes in connection with the provision of Services pursuant to this Agreement or (b) to perform its obligations under this Agreement.   In addition to the foregoing information, each party shall, and shall cause its Affiliates to, afford the other party, upon reasonable advance notice, reasonable access during normal business hours to the facilities, Information, systems, infrastructure and personnel of such party and its Affiliates as reasonably necessary for the applicable recipient of Services to verify the adequacy of internal controls over information technology, reporting of financial data and related processes employed in connection with the Services being provided by any Service Provider, including in connection with verifying compliance with Section 404 of the Sarbanes-Oxley Act of 2002; provided that (i) such access shall not unreasonably interfere with any of the business or operations of the Service Provider or any of their respective Affiliates and (ii) in the event that the Service Provider determines that providing such access could be commercially detrimental, violate any Law or agreement, or waive any attorney-client privilege, then the parties shall use commercially reasonable efforts to permit such access in a manner that avoids any such harm or consequence.

4.2          Confidential Information.  SPX and Flowco shall, and each shall cause its Affiliates, officers, directors, employees, agents, representatives and advisors to, (a) hold in trust and maintain confidential all Confidential Information relating to the other party and (b) limit the use and disclosure of the Confidential Information solely to the purposes of such party’s obligations, benefits or rights under this Agreement; provided, however, that a party may disclose such Confidential Information that such party reasonably believes it is required to disclose by applicable Law, provided that (unless prohibited by applicable Law) it first notifies the other party hereto of such requirement and allows such party a reasonable opportunity to seek a protective order or other appropriate remedy to prevent or minimize such disclosure.  For the purposes of this Agreement, “Confidential Information” shall mean all information regarding SPX or Flowco, as applicable, of a confidential or proprietary nature, whether oral, visual, in writing or in any other tangible form, and includes, without limitation, economic, scientific, technical, product and business data, business plans, and the like, except to the extent that such information can be shown to have been (i) in the public domain through no action of the applicable receiving party or its Affiliates or any of their respective representatives or advisors, (ii) lawfully acquired from other sources by such receiving party or its Affiliates or any of their respective representatives or advisors to which it was furnished or (iii) independently developed by such receiving party or its Affiliates without use or reference to Confidential Information of the disclosing party’s or its Affiliates; provided, however, in the case of clause (ii) that, to the receiving party’s knowledge, such sources did not provide such information in breach of any confidentiality or fiduciary obligations.  Without prejudice to the rights and remedies of either party to this Agreement, a party disclosing any Confidential Information to the other party in accordance with the provisions of this Agreement shall be entitled to seek equitable relief by way of an injunction if the other party hereto breaches or threatens to breach any provision of this Section 4.2.  Upon the earlier of a request by a disclosing party or the termination of this Agreement in accordance with Section 6, each party shall promptly return or destroy all Confidential Information of the other party and copies thereof.  Upon request by the disclosing party, an authorized representative of the other party shall confirm in writing compliance with its obligation set forth in the immediately preceding sentence.

5.             REMEDIES; INDEMNIFICATION; LIMITATION OF LIABILITY

5.1          Remedies; No Warranties.  SPX and Flowco expressly agree that neither party, nor any of their respective Affiliates (nor any of the officers, directors, stockholders, employees or agents thereof) shall be liable to the other party or any of the Affiliates thereof for any claims, damages, liabilities, losses, costs or expenses (collectively, “Damages”) whatsoever relating to the Services provided by such party pursuant to this Agreement (whether as a result of any action or any failure to act), except for those Damages arising directly from such providing party’s willful misconduct or gross negligence, and, in the case of such willful misconduct or gross negligence, the remedy of the aggrieved party shall be any one or more of the following, at the aggrieved party’s election: to (a) have such Service re-performed as soon as practical without additional charge, and/or (b) terminate this Agreement as to the applicable Service as provided in Section 6.2(b), and in each case, subject to the provisions of Section 5.3.  The parties expressly agree that (i) no warranty of any kind (including any warranties of utility or fitness for any particular purpose or of merchantability or of any other type) shall be implied under this Agreement and that no warranties of any kind are made herein, (ii) except for Services specifically designated as advisory services in the Schedules hereto, it is not the intent of either party to render (in its capacity as Service Provider) nor to receive (in its capacity as recipient of Services) any professional advice or opinions, whether with regard to tax, legal, treasury, finance, employment or other business and financial matters, or technical advice, whether with regard to information technology or other matters, and neither party shall rely on, or construe, any Service rendered by or on behalf of the applicable Service Provider as such professional advice or opinions or technical advice; and (iii) each party shall seek all third-party professional advice and opinions or technical advice as it may desire or need.

5.2          Indemnification.

(a)           Flowco shall indemnify SPX and its Affiliates and the officers, directors, employees and agents of each (collectively, the “SPX Parties”), and hold each SPX Party harmless against any Damages incurred or suffered by any SPX Party in any way arising out of, relating to, or in connection with any third-party claims based on the performance of SPX Services hereunder (whether by a SPX Service Provider or by a third party as a Third-Party Service), except in the case of third party claims arising directly from SPX’s fraud, willful misconduct or gross negligence.  This Section 5.2(a) shall survive any termination of this Agreement.

(b)           SPX shall indemnify Flowco and its Affiliates and the officers, directors, employees and agents of each (collectively, the “Flowco Parties”), and hold each Flowco Party harmless against any Damages incurred or suffered by any Flowco Party in any way arising out of, relating to, or in connection with any third-party claims based on the performance of Flowco Services hereunder (whether by a Flowco Service Provider or by a third party as a Third-Party

Service), except in the case of third-party claims arising directly from Flowco’s willful misconduct or gross negligence.  This Section 5.2(b) shall survive any termination of this Agreement.

(c)           The procedures contained in the indemnification and related litigation cooperation provisions of the Separation Agreement shall apply with respect to each Party’s indemnification obligations under this Section 5.2.  The right to indemnification and the remedies set forth in this Section 5 shall constitute the parties’ sole and exclusive remedies with respect to any and all claims arising under or relating to this Agreement or the Services provided hereunder.

5.3          Limitation of Liability.  Notwithstanding any other provision in this Agreement to the contrary, (a) other than as may be included in actual payments of Damages to third parties arising from claims subject to indemnification under Section 5.2, no party shall have any liability to the other party relating to this Agreement for damage to reputation, lost business opportunities, lost profits, mental or emotional distress, incidental, special, exemplary, punitive or indirect damages, interference with business operations or diminution in value and (b) other than claims for breaches of Section 4 and actual payments of Damages to third parties arising from claims subject to indemnification under Section 5.2, in no event shall the aggregate liability of a party to the aggrieved party for (i) Damages and (ii) costs of re-performance of a Service, relating to this Agreement (under any theory, whether in contract, tort, statutory or otherwise) exceed the aggregate amounts actually paid by the aggrieved party for Services received under this Agreement (exclusive of any amounts such aggrieved party has paid as reimbursement for pass-through expenses).

6.             TERM AND TERMINATION

6.1          Term.  Unless earlier terminated in accordance with Section 6.2 below, this Agreement shall be in effect from the Effective Time until the twelve (12) month anniversary of such date.  Except as specifically set forth on Schedule A or Schedule B, upon termination of any Service pursuant to Section 6.2 below, or upon any termination of this Agreement in accordance with its terms, the applicable Service Provider shall have no further obligation to provide the terminated Service (or any Service, in the case of termination of this Agreement) and the recipient of such terminated Service shall have no obligation to pay any fees relating to such terminated Service or Services (or to make any other payments hereunder, in the case of termination of this Agreement); provided that, notwithstanding such termination, the recipient shall remain liable to the Service Provider for fees owed and payable in respect of Services provided prior to the effective date of the termination.

6.2                               Termination.

(a)           If a party (the “Defaulting Party”) has materially breached its obligations under this Agreement and has not cured such default within thirty (30) days following the date on which the other party (the “Notifying Party”) has given written notice to the Defaulting Party specifying the facts constituting the default, the Notifying Party may, in its sole discretion, (i) suspend or terminate (or any combination thereof) providing or receiving any or all of the Services, in whole or in part, or (ii) terminate this Agreement.  Notwithstanding the foregoing sentence, neither this Agreement nor any Service shall be terminated due to a default by the

Defaulting Party if such default is directly attributable to a breach of this Agreement by the Notifying Party.

(b)           Except as otherwise set forth in Schedule A or as provided in this Section, Flowco shall be permitted to terminate this Agreement with respect to any particular or all SPX Services to be provided by a SPX Service Provider upon thirty (30) days prior written notice to SPX (with a copy to SPX Representative) notifying SPX of the specific SPX Services that are no longer required.  Except as otherwise set forth in Schedule B or as provided in this Section, SPX shall be permitted to terminate this Agreement with respect to any particular or all Flowco Services to be provided by a Flowco Service Provider upon thirty (30) days prior written notice to Flowco notifying Flowco (with a copy to Flowco Representative) of the specific Flowco Services that are no longer required.  Notwithstanding the foregoing, for any Service that is provided in whole or in part by a third party and the Service Provider’s agreement or arrangement with such third party relating to such Service cannot be terminated upon fifteen (15) days’ prior written notice, this Agreement with respect to such Service shall not be deemed to have been terminated with respect to such Service until the earliest date by which such Service Provider’s agreement or arrangement with such third party may be terminated without payment or penalty.  SPX or Flowco, as applicable, will incrementally decrease the subsequent Invoices by the applicable amount or amounts of the relevant fees for any Services terminated by the other party hereunder.

(c)           SPX may suspend or terminate any or all the SPX Services hereunder effective upon not less than ten (10) days’ prior written notice from SPX to Flowco if Flowco has failed to pay any SPX Invoice or other amounts owing to SPX for SPX Services when due (as provided in Section 2.2) more than ten (10) days after SPX has given Flowco written notice of such past due amount.  Flowco may suspend or terminate any or all the Flowco Services hereunder effective upon not less than ten (10) days’ prior written notice from Flowco to SPX if SPX has failed to pay any Flowco Invoice or other amounts owing to Flowco for Flowco Services when due (as provided in Section 2.2) more than ten (10) days after Flowco has given SPX written notice of such past due amount.

(d)           Upon termination of this Agreement for any reason, all rights and obligations of the parties under this Agreement shall cease and be of no further force or effect, except that the provisions of Sections 2.3, 4, 5 and 7 of this Agreement shall survive any such termination or expiration.

(e)           Upon the end of the term or the earlier termination of this Agreement, each Service Provider shall, as promptly as practicable thereafter, deliver to the other party all books and records, or copies thereof, that pertain solely to such other party’s businesses that are used or generated in the course of the provision of Services hereunder.

7.             GENERAL

7.1          Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto.  Neither party may assign this Agreement or any of such party’s rights hereunder without the prior written consent of the other party; provided, however, that each party may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to one or more of its direct or indirect wholly owned Subsidiaries so long as such assignment does not have any adverse consequences to the other party or its Affiliates.  No assignment shall relieve the assigning party from any of its obligations under this Agreement and in the event of an assignment, the assigning party shall nonetheless continue to be primarily liable for all of its obligations hereunder.  Each assignee shall execute a counterpart of this Agreement agreeing to be bound by the provisions hereof.

7.2          Force Majeure.  No party shall bear any responsibility or liability for any damages arising out of any delay, inability to perform or interruption of its performance of its obligations under this Agreement due to any acts or omissions of the other party hereto or for events beyond its reasonable control including, without limitation, acts of God, acts of governmental authorities, acts of the public enemy or due to war, riot, flood, civil commotion, insurrection, labor difficulty, severe or adverse weather conditions, lack of or shortage of electrical power, malfunctions of equipment or software programs, or any other cause beyond the reasonable control of such party. Each party shall, as promptly as practicable, notify the other upon learning of the occurrence of such event of force majeure affecting its ability to perform its obligations hereunder.  Upon the cessation of a force majeure event, the party whose performance was suspended shall use commercially reasonable best efforts to resume its performance.

7.3          Relationship of the Parties.  The parties shall for all purposes be considered independent contractors with respect to each other, and neither shall be considered an employee, employer, agent, principal, partner or joint venturer of the other.

7.4          Intellectual Property.  Nothing in this Agreement shall be interpreted to, or shall, assign, transfer or license any intellectual property rights between the parties hereto, and each party shall retain all right, title and interest in and to their respective intellectual property rights and any and all improvements, modifications and derivative works thereof or thereto.

7.5          Compliance with Laws.  Each party acknowledges and agrees that the Services shall be provided only with respect to the Flowco Business or to the Infrastructurco Business, as applicable, as such business was operated immediately prior to the Closing Date or as mutually agreed by the parties hereto.  Each party covenants and agrees that it shall use the Services only in accordance with all applicable laws, and in accordance with past practices.  Each party, as a Service Provider, reserves the right to take all actions, including suspension or termination of any particular Service, that such Service Provider reasonably believes to be necessary to assure compliance with applicable laws and such actions will not constitute a breach of this Agreement.  Such Service Provider shall notify the other party promptly of any decision to suspend or terminate any Services and the reasons for any such suspension or termination of such Services.

7.6          Entire Agreement; Amendment.  This Agreement, including the Schedules hereto, constitutes the entire agreement between SPX and Flowco with respect to the subject matter hereof.  This Agreement shall not be amended, altered or changed except by a written agreement signed by the parties hereto.

7.7          No Waiver.  No delay or omission on the part of either party to this Agreement in requiring performance by the other party or in exercising any right hereunder shall operate as a waiver of any provision hereof or of any right or rights hereunder; and the waiver, omission or delay in requiring performance or exercising any right hereunder on any one occasion shall not be construed as a bar to or waiver of such performance or right, or of any right or remedy under this Agreement, on any future occasion.

7.8          Notices.  Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party shall be in writing and shall be given (and shall be deemed to have been duly given or made upon receipt unless the day of receipt is not a Business Day, in which case it shall be deemed to have been duly given or made on the next Business Day) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses:

If to SPX:

SPX Corporation

13320-A Ballantyne Corporate Place

Charlotte, NC  28277

Attention:  General Counsel

Telecopy number: _________

If to SPX Representative:

SPX Corporation

13320-A Ballantyne Corporate Place

Charlotte, NC  28277

Attention:  Suzanne Harrington

Telecopy number: _________

Email: suzanne.harrington@spx.com

If to Flowco:

SPX FLOW, Inc.

13320 Ballantyne Corporate Place

Charlotte, NC  28277

Attention:  General Counsel

Telecopy number: 704.752.7448

If to Flowco Representative:

SPX FLOW, Inc.

13320 Ballantyne Corporate Place

Charlotte, NC  28277

Attention:  Nick Persavich

Telecopy number: 980.321.7073

Email: nick.persavich@spx.com

or at such other address for a party as shall be specified by like notice.

7.9          Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the greatest extent possible.

7.10        Counterparts; Signatures.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same agreement.  This Agreement may be executed by facsimile signature.

7.11        Governing Law, Etc.  This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware applicable to agreements made and to be performed wholly within such jurisdiction.  Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of (a) the Court of Chancery of the State of Delaware (unless the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, in which case, any state or federal court within the State of Delaware) and (b) so long as both parties are headquartered in North Carolina, any state or federal court within the State of North Carolina, for the purposes of any suit, action or other proceeding arising out of or relating to this Agreement (and agrees not to commence any such suit, action or other proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth in Section 7.8 shall be effective service of process for any action, suit or proceeding in the Delaware or North Carolina courts with respect to any matters to which it has submitted to jurisdiction in this Section 7.11.

7.12        Conflict.  This Agreement is being executed and delivered pursuant to the terms and conditions of the Separation Agreement.  In the event of any inconsistency between the terms of this Agreement and the Separation Agreement, the terms of the Separation Agreement shall control.

7.13        Definitions; Interpretation.  When a reference is made in this Agreement to Sections or Schedules, such reference is to a Section of, or a Schedule to, this Agreement, unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “herein,” “hereof,” “hereto” or “hereunder” are used in this Agreement, they shall be deemed to refer to this Agreement as a whole and not to any specific Section of this Agreement.

7.14        Effect if Distribution does not Occur. If the Distribution does not occur, then all actions and events that are, under this Agreement, to be taken or occur effective as of or following the Effective Date, or otherwise in connection with the Distribution, shall not be taken or occur except to the extent specifically agreed by the parties and neither party shall have any liability or further obligation to the other party under this Agreement.

Signature Page Follows

IN WITNESS WHEREOF, Flowco and SPX have duly executed this Agreement as of the day, month and year first above written.

SPX CORPORATION

By:	/s/ Stephen A. Tsoris
Name: Stephen A. Tsoris
Title: Vice President, Secretary and General Counsel

SPX FLOW, INC.

By:	/s/ Stephen A. Tsoris
Name: Stephen A. Tsoris
Title: Vice President and Secretary

Signature Page to Transition Services Agreement

SCHEDULE A

SPX Services

Upon reasonable notice, throughout the term of the Transition Services Agreement, the SPX Service Providers shall have reasonable access to the facilities and premises of the applicable members of the Flowco Group to the extent necessary to provide the SPX Services, in each case subject to the reasonable safety, security, confidentiality and other policies and procedures of Flowco in place from time to time.  Flowco shall provide SPX with such information, management direction and documentation as is reasonably necessary for the SPX Service Providers to perform the SPX Services and the members of the Flowco Group shall perform such other duties and tasks as may be reasonably required to permit the SPX Service Providers to perform the SPX Services.

I.  INFORMATION TECHNOLOGY

A.  The following list of IT services will be provided by SPX:

Service Description	Unit Charge	Cost Driver	Comments

Access to and use of Licensed Products under Microsoft Enterprise Enrollment Agreement #83632359	None	NA	Service available through June 29, 2016 and not extendable.

Purchases of Licenses and services from Microsoft under Microsoft Select Plus Agreement #X20-02487	As Incurred	Direct Charge	Any licenses purchased under Select Plus for the account of Flowco will be paid directly to Dell (as Microsoft reseller) by Flowco. Service available through June 29, 2016 and not extendable.

Access to and use of Microsoft Support Account Management and Problem Resolution Support (Premium Support services) under the Enterprise Services Work Order issued under Microsoft Business and Services Agreement #U4701657

	None	NA

Service available through June 29, 2016 and not extendable. Service only provided until the aggregate Microsoft support hours utilized by SPX and by Flowco exhaust the number of pre-purchased hours under the Enterprise Services Work Order.

Access to and use of Oracle Database Programs under the Oracle Database Enterprise Edition — Processor Perpetual Software Update License & Support Order (ULA), dated as of September 22, 2015	None	NA	Service available through June 26, 2016 and not extendable.

Service Description	Unit Charge	Cost Driver	Comments

Access to and use of the Oracle Hyperion software licenses and Oracle Exalytics software licenses under the Oracle License and Services Agreement between Oracle USA, Inc. and SPX dated December 7, 2007 (as amended)

	None	NA	Service available through June 26, 2016 and not extendable

Access to and use of the Oracle Big Machines services under the Oracle BigMachines CPQ Cloud Services Agreement, dated November 25, 2014, between Oracle America, Inc. and SPX Corporation and the Oracle BigMachines CPQ Cloud Services Renewal Agreement, with an effective date of August 11, 2014, between Oracle America, Inc. and SPX Corporation (d/b/a SPX Process Equipment)

	As Incurred	Direct Charge

Flowco is responsible for any applicable charges related to its access or use (including any annual renewals due during service period).

Service available through March 26, 2016 and not extendable.

Services limited to Flowco locations in Rochester, NY location and Delavan, WI.

Access to and use of SAP Software under the Software End-User License Agreement, effective September 21, 2004, by and between SAP America, Inc. and SPX Corporation (as amended)	None	NA	Service available through December 31, 2015 and not extendable.

SAP ERP License Maintenance	None	NA	Service available through December 31, 2015 and not extendable.

Voice and Data Services & Circuits (AT&T ILEC, AT&T Mobility, Sprint, Windstream and Level 3 Communications)	As Incurred	Direct Charge	Flowco is responsible for any applicable charges related to its data circuits, including early termination fees.

Access to and use of Payroll, Payroll Tax and Garnishment BPO Services provided by AT&T under the Payroll BPO Services Agreement between SPX and AT&T Corp.	$24,000	Per Month	Payroll BPO services available until December 31, 2015.

2015 W2 and other year-end payroll tax BPO Services provided by AT&T under the Payroll BPO Services Agreement between SPX and AT&T Corp.	$10,000	One Time	Services available January 1, 2016 through March 31, 2016. Payment of unit charge is due on or before January 1, 2016.

Service Description	Unit Charge	Cost Driver	Comments

Project Management Services	$130.00	Per Hour	Any management effort to migrate off an SPX technology, service and/or contract.

Technical Project Services	$150.00	Per Hour	Any technical effort to migrate off an SPX technology or service.

B.            Email Forwarding: At no charge, SPX will immediately forward each email message delivered to any “@spx.com” email address which was associated with an employee of any member of the Flowco Group (each, a “Covered Address”) to an individual destination email address selected by Flowco for each such applicable Covered Address.  Once the initial forwarding for a given Covered Address is established, changes may be made to the destination forwarding location for $50 per change.

C.            PeopleSoft Data Migration:  At no charge, SPX will (i) extract the relevant records regarding any Flowco Employee, Former Flowco Employee or Disabled Flowco Employee (each as defined in the Employee Matters Agreement) as included in the PeopleSoft database maintained by SPX as of the Effective Date, (ii) compile a read-only database solely comprised of such Flowco records in a format selected in the reasonable discretion of SPX (provided that such database format includes, at a minimum, query, reporting and standard report development functions) and (iii) deliver such database of Flowco records to Flowco.  In its reasonable discretion, SPX may elect to make such extraction and delivery in one or more phases, provided that the final database includes all such relevant records.  Until the full and final delivery of such database to Flowco in accordance with these provisions, the relevant portion of the applicable PeopleSoft database shall be considered “Archived Data” under Section 7.2(c) of the Separation Agreement.

D.            Website Traffic Redirection:  At no charge, SPX will forward the traffic destined for each web URL (each, an “SPX Domain”) in the list attached hereto as Exhibit A.I.D. (as such Exhibit may be amended from time to time in accordance with the provisions of the Transition Services Agreement) to one destination URL selected by Flowco (each, a “Flow Domain”) per SPX Domain.  Once the initial forwarding for an SPX Domain is established, changes may be made to the destination forwarding location for $50 per change.

Flowco agrees that no Flowco Domain shall (i) contain any obscene, defamatory, harassing, offensive, or malicious material, (ii) any material that otherwise contains any negative or disparaging references about SPX or its Affiliates, customers, suppliers, employees, officers, directors or the products or services of any such person or entity; or (iii) otherwise operate in any manner likely to cause confusion, mistake, or deception.  Flowco agrees that the determination of the foregoing shall be made in the reasonable discretion of SPX and that SPX may suspend or discontinue forwarding traffic upon notice to Flowco of SPX’s determination of a violation of any of the foregoing.

E.             Content on www.SPX.com:

•                  Splash Page/Screen: For a period starting on the Distribution Date and ending on the date which is thirty (30) days thereafter, SPX will maintain a ‘splash page’ attached to the www.spx.com web site that the user sees first before being given the option to continue to the main content of the site (the “Splash Page”).  The Splash Page will be presented to user with graphics in substantially the form attached as Exhibit A.I.E. (including the check-box included therein to be unchecked by default) but will only be shown on such user’s first visit to www.spx.com on or after the Distribution Date unless the user clicks the applicable check-box requesting to be shown the Splash Page on user’s next visit.  The Splash Page will provide the user with an option to click a hyperlink providing redirection to www.spxflow.com and Flowco may not change the destination web site without consent of SPX.

•                  Footer Bar Hyperlink: For a period starting on the Distribution Date and ending on the date which is six (6) months thereafter, SPX will maintain a hyperlink on the footer bar of the www.spx.com web site linking to directly the www.spxflow.com web site (the “FLOW Link”).  The FLOW Link will be displayed as prominently (including color, size and font) as other hyperlinks included in the footer of such web site.

II.  HUMAN RESOURCES

US Severance Payments:  Without limiting the responsibility of Flowco and members of the Flowco Group for certain severance Liabilities pursuant to Section 5.06 of the Employee Matters Agreement, SPX will continue to provide coordination, processing and delivery of any applicable severance payments due to any Former Flowco Employees (as defined in the Employee Matters Agreement) who were terminated between August 1, 2015 and the Effective Date and were based in the US at the time of such termination (the “Severed US Flowco Employees”).  SPX and Flowco acknowledge and agree that (i) Flowco shall manage and direct the negotiation with the Severed US Flowco Employees and the determination of the payments to be made to each of the Severed US Flowco Employees and (ii) Flowco shall remain responsible for any Actions arising out of such negotiations and determinations. SPX shall maintain and provide such applicable employment and payment records and other information regarding such Severed US Flowco Employees as reasonably requested by Flowco.

Other than as contemplated by Section 5.06 of the Employee Matters Agreement, Flowco shall reimburse SPX for the actual payroll, severance and benefits costs incurred associated with the Severed US Flowco Employees, as well as any third-party costs or expenses (including, but not limited to, taxes) arising from such severance payments, payroll, benefits and human resources participation (if any).

III.  FINANCE, ACCOUNTING AND TAX

A.            September 26, 2015 Month-End Close and Financial Reporting: Without limiting SPX’s agreement to provide the financial statement preparation and audit information, access and support as set forth in Section 5.2 of the Separation Agreement, SPX agrees to provide Flowco, until October 28, 2015 and at no additional charge, with the following financial reporting services solely with respect to the September 26, 2015 fiscal month-end:

•                  Maintain the current Certification (formerly AssureNET) application (“AssureNET”) and, with respect to the period ending September 26, 2015, the reconciliation, certification and variance analysis processes therein, to the extent related to Flowco or other members of the Flowco Group.

•                  Provide Flowco and other members of the Flowco Group with reasonable access to and rights under AssureNET in order to enter, review and adjust financial information in a manner consistent with the access and rights of Flowco and such members for fiscal periods ended prior to September 26, 2015.

•                  Participate in, and provide reasonable cooperation with respect to, transitioning those certain AssureNET financial reconciliation, certification and variance analysis processes related to Flowco or other members of the Flowco Group.

•                  Maintain the current DoubleCheck GRC application (“DoubleCheck”) and, with respect to the fiscal quarter ending September 26, 2015, the issue management, workflow and 302 certification processes therein, to the extent related to Flowco or other members of the Flowco Group.

•                  Provide Flowco and other members of the Flowco Group with reasonable access to and rights under DoubleCheck in order to enter, review and approve and close Sarbanes-Oxley issues in a manner consistent with the access and rights of Flowco and such members for fiscal periods ended prior to September 26, 2015.

•                  Participate in, and provide reasonable cooperation with respect to, transitioning those certain DoubleCheck the issue management, workflow and 302 certification processes related to Flowco or other members of the Flowco Group.

•                  Promptly after completion of the closing process for the fiscal period ending September 26, 2015, participate in the preparation of the Flowco opening balance sheet.

•                  For the avoidance of doubt, during the term of these fiscal month-end close services, neither SPX nor Flowco shall enter any transactions or other information in AssureNET or DoublCheck for any periods reflecting activity occurring on or after September 27, 2015.

B.            EMEA SAP General Ledger Services:  Until January 31, 2016, SPX Cooling Technologies GmbH shall maintain the current SAP General Ledger module application (the “SAP GL”) and the financial information contained therein for each of SPX International GmbH, SPX U.L.M. GmbH, SPX International Holding GmbH, SPX Clyde UK Limited, UD-RD Holding Company Limited and Medinah Holding GmbH (collectively, the “EMEA Holding Companies”) for an aggregate service fee of EUR 1,000 per month.  During such service period, SPX Cooling Technologies GmbH shall provide the EMEA Holding Companies with reasonable access to and rights under the SAP GL in order to enter, review and adjust financial information in a manner consistent with the access and rights of such EMEA Holding Company for periods prior to the Effective Date.  Upon request from Flowco, SPX shall provide reasonable assistance in the migration of the EMEA Holding Companies from the SAP GL, subject to the Technical Project Services fees set forth in Section I.A above, as applicable.

C.            Treasury Services:  For a period of up to three (3) months, SPX shall permit Flowco-designated persons to use the SPX “company profile” in the applicable online banking systems to the extent necessary for access to the bank accounts of the members of the Flowco Group or any related processing/payment services.  SPX may limit or discontinue access to selected Flowco-designated persons at any time in its reasonable discretion.  Flowco will reimburse SPX for costs incurred for any such Treasury-related services provided by a third party.

D.            Deregistration of Marley Engineered Products (Shanghai) Co. Ltd.:  Without limiting SPX’s agreement to maintain and provide Flowco with access to (i) certain Archived Data pursuant to Section 7.2(c) of the Separation Agreement and (ii) certain transactional records pursuant to Article VI of the Tax Matters Agreement, SPX agrees to provide Flowco, at no additional charge, with such information and support (including access to selected personnel of Marley Engineered Products LLC) as reasonably requested by Flowco to support the deregistration and liquidation of Marley Engineered Products (Shanghai) Co. Ltd.

E.             US Payroll Tax Accounting: Upon request by Flowco and agreement covering project scope and required resources, SPX will provide US payroll tax accounting services to Flowco at the rate of $150/hr.

IV.  SPX CONTRACTS

SPX shall take commercially-reasonable efforts to allow the applicable members of the Flowco Group to continue to contract services under the same terms as the following SPX contracts, provided that the continuation of these services does not cause breach of any existing vendor agreement and does not result in additional costs to SPX:

•                                          Microsoft Enterprise Enrollment Agreement #83632359

•                                          Microsoft Select Plus Agreement #X20-02487

•                                          Enterprise Services Work Order, dated as of June 26, 2015, issued under Microsoft Business and Services Agreement #U4701657

•                                          Oracle Database Enterprise Edition — Processor Perpetual Software Update License & Support Order (ULA), dated as of September 22, 2015

•                                          Oracle License and Services Agreement between Oracle USA, Inc. and SPX dated December 7, 2007 (as amended)

•                                          Oracle BigMachines CPQ Cloud Services Agreement, dated November 25, 2014, between Oracle America, Inc. and SPX Corporation

•                                          Oracle BigMachines CPQ Cloud Services Renewal Agreement, with an effective date of August 11, 2014, between Oracle America, Inc. and SPX Corporation (d/b/a SPX Process Equipment)

•                                          Software End-User License Agreement, effective September 21, 2004, by and between SAP America, Inc. and SPX Corporation (as amended)

•                                          Travel Services Support Agreement with KesselRun

•                                          Travel Risk Management Agreement (Duty of Care) with International SOS, provided that Flowco shall be responsible for any incremental fees or charges arising from services provided thereunder to employees or representatives of the members of the Flowco Group (other than general monitoring services)

•                                          Hotel booking discount programs

•                                          All other Contracts listed on Schedule 2.9 to the Separation Agreement.

Subject to the provisions of Section 2.9 of the Separation Agreement, for each of the SPX Contracts listed above and upon request by Flowco, SPX shall provide Flowco with such information regarding pricing and other contract terms and the Flowco usage thereunder as reasonably required by Flowco in connection with negotiation of a replacement contract with the applicable vendor, subject to appropriate restrictions for classified, privileged or confidential information and to the requirements of applicable law or contractual provisions.

V. OTHER

To be provided on an as-needed basis, subject to reasonable negotiation on project scope, for the term of the Transition Services Agreement:

Task	Rate

Risk Management Consulting: Allocations, Contract Review, Renewal Process, International Renewals & Ongoing Concepts (including Tax Issues), Risk Management Activities and Policies Best Practices, Balance Sheet Accrual & Actuarial Process, Philosophic Approach to Settlements/ Claims/ Claimants, Insurance Policy Review, Due Diligence, Divestitures and Certificates of Insurance

$250 per hour

Consulting on operation of Concur Business Travel and Expense Management Software	$130 per hour

Knowledge Transfer Services. Upon request by Flowco, SPX agrees to make its corporate-level employees available to provide limited general consulting services to corporate-level employees of Flowco regarding general processes, enterprise knowledge, routines, best practices and organizational matters, to the extent related to the services formerly performed by such Infrastructurco employee.

SPX shall have the sole discretion in identifying the specific employees to perform such services and no obligation to retain any specific Infrastructurco employee for performance of these services. Flowco acknowledges and agrees that the scope of these services shall be limited to general consulting and guidance on prior practices and that any requests for process outsourcing, functional training/onboarding, preparation of process summaries or other documentation, information collection, research, third-party services, implementation, developments, enhancements, project management or ticket-item resolutions are not included and any such projects must be separately negotiated on a fee-for-project basis.

No Charge

SCHEDULE B

Flowco Services

Upon reasonable notice, throughout the term of the Transition Services Agreement, the Flowco Service Providers shall have reasonable access to the facilities and premises of the applicable members of the Infrastructurco Group to the extent necessary to provide the Flowco Services, in each case subject to the reasonable safety, security, confidentiality and other policies and procedures of SPX in place from time to time.  SPX shall provide Flowco with such information, management direction and documentation as is reasonably necessary for the Flowco Service Providers to perform the Flowco Services and the members of the Infrastructurco Group shall perform such other duties and tasks as may be reasonably required to permit the Flowco Service Providers to perform the Flowco Services.

I.  INFORMATION TECHNOLOGY

A.  The following list of IT services will be provided by Flowco:

Service Description	Unit Charge	Cost Driver	Comments

Concur Expense Reporting	$10.00	Per Report (with minimum)	Charges subject to minimum base transactions usage of 7,800 reports per calendar quarter. Service terminates March 28, 2016.

Data Circuits for Infrastructurco sites (Verizon MPLS)	As Incurred	Direct Charge	SPX is responsible for any applicable charges related to its data circuits, including early termination fees.

Communications Center Services for Infrastructurco equipment located in Verizon’s Amsterdam and Hong Kong Regional Communication Hubs	As Incurred	Direct Charge

Call Forwarding of Office Phones for Infrastructurco Employees in Charlotte, NC and Shanghai, China	$100.00	Per month, per location	Charlotte Service terminates March 26, 2016 Shanghai Service terminates January 1, 2016

Project Management Services	$130.00	Per Hour	Any management effort to migrate a Flowco technology, service and/or contract.

Technical Project Services	$150.00	Per Hour	Any technical effort to migrate off a Flowco technology or service.

B.            United Arab Emirates:  Subject to reasonable negotiation on project scope and in exchange for fees in accordance with the Project Management Services and Technical Project Services fee structure set forth above, one or more members of the Flowco IT support team in the United Arab Emirates will provide consulting and guidance on information technology needs and set-up at the new Infrastructurco office location in the United Arab Emirates for the four (4) employees of the Infrastructurco Group referenced in Section II.B.1. of this Schedule B.  Infrastructurco will be solely responsible for the purchase of any related equipment, hardware and software (including reimbursement of Flowco for any such items purchased as part of the services).  Infrastructurco acknowledges and agrees that Flowco’s support is solely for the one-time relocation to a new facility in the United Arab Emirates and not for ongoing technical support or maintenance.

C.            Chennai, India:  Subject to reasonable negotiation on project scope and in exchange for fees in accordance with the Project Management Services and Technical Project Services fee structure set forth above, one or more members of the Flowco IT support team in India will complete the current project in process regarding set-up at the new Infrastructurco office location in Chennai, India for the two (2) of the employees of the Infrastructurco Group referenced in Section II.B.2. of this Schedule B.  Infrastructurco will be solely responsible for the purchase of any related equipment, hardware and software (including reimbursement of Flowco for any such items purchased as part of the services).  Infrastructurco acknowledges and agrees that Flowco’s support is solely for the one-time relocation of two people to a new facility in Chennai, India and not for ongoing technical support or maintenance.

D.            Footer Bar Hyperlink: For a period starting on the Distribution Date and ending on the date which is six (6) months thereafter, Flowco will maintain a hyperlink on the footer bar of the www.spxflow.com web site linking to the www.spx.com web site (the “SPXC Link”).  The SPXC Link will be displayed as prominently (including color, size and font) as other hyperlinks included in the footer of such web site.

II.  HUMAN RESOURCES AND PAYROLL SUPPORT

A.                  UK HR and Payroll Services and Flexible Benefits:

Flowco’s shared service centre in EMEA will continue to provide those certain HR Direct (administration) and Payroll services as denoted in the “Service Scope” as set forth in detail in Exhibit B.II.A-1 hereto and with access for certain eligible employees of Radiodetection Limited and SPX Cooling Technologies UK Limited (collectively, the “Covered Entities”) to participate in those certain flexible benefits schemes set forth in Exhibit B.II.A-2 hereto (the “Flexible Benefits”) (collectively, the “HR Services”).  The HR Service fees set forth below are contingent upon Flowco providing the full scope of HR Services.  If there are certain HR Services that are terminated by SPX pursuant to the terms of the Transition Services Agreement, the fees for any remaining HR Services may increase at Flowco’s discretion due to changes required to establish processes, transitions and interfaces.  All fee amounts are subject to VAT at prevailing rates as required by local laws.

The quarterly fees for the HR Services are set forth below:

Radiodetection Limited	GBP	23,430
SPX Cooling Technologies UK Limited	GBP	7,140

SPX shall cause each of the Covered Entities to continue with the full provision of HR Services, including coverage of eligible employees of the Covered Entities under the Flexible Benefits, from Flowco until June 30, 2016 (the “Term”).  No changes to the fee structure or the time period that fees are applicable may be made by SPX.  Should the net number of the employees of the Covered Entities being supported by Flowco increase by ten (10) or more employees (approx. 5%) from a covered base of two hundred fifteen (215) supported employees, Flowco reserves the right increase the HR Service fee in accordance with the percentage increase in employees.  No deductions for a reduction in the number of applicable employees will be made.

SPX will ensure that the existing UK Bank Account(s) of each of the Covered Entities remain available during the Term for use by Flowco in connection with completion of the HR Services.  SPX will provide appropriate access and funding to allow Flowco’s designated third-party payroll provider to execute payroll and payroll related payments (including taxes) on behalf of the Covered Entities pursuant to the HR Services.  Flowco will not utilize its own funds to execute any such payroll or payroll-related payments in the event that such funds are not made available from SPX.

Any incremental third party costs incurred by Flowco required in order to support the HR Services will be billed quarterly to the Covered Entities on a cost-only basis. These include, but are not limited to: pension and other benefits administration costs, the employer portion of benefits premium costs and background check costs.

Access to HRMS SuccessFactors: Without limiting SPX’s agreement to provide the general cooperation as set forth in the Transition Services Agreement, SPX shall provide Flowco’s designated employees with reasonable access to the HRMS system of SPX, SuccessFactors, in connection with the execution of the HR Services. In addition, SPX agrees that, during the Term, no technical or process changes will be made to the applicable SuccessFactors systems, including implementation of new modules or functionality, without the written consent of Flowco.  Flowco will not be liable for any costs or fines incurred as a result of system service interruption or system changes made without Flowco’s consent.

Excluded Services:  For the avoidance of doubt, the HR Services specifically exclude any requirement for Flowco to provide a solution for, or to participate in development of, any HR and Payroll services for SPX or the Covered Entities applicable to any period after the Term or to provide any of the tasks set forth in Exhibit B.II.A-3 hereto.

Additional HR project support services:  Upon separate agreement between SPX and Flowco covering support for any projects or activities requested outside of the scope of the Services, and subject to availability of required resources and reasonable lead-times, Flowco’s shared service centre in EMEA will provide the Covered Entities with general HR and payroll support at the following rates:

Process Expertise Services	GBP 50/hr
Project Management Services	GBP 85/hr

Any incremental third party costs incurred by Flowco required to support any agreed projects or activities requested outside the scope of the HR Services will be billed to SPX on a cost only basis.

B.                  Other Employees:  For each of the following, SPX shall reimburse Flowco for the actual payroll, perquisite allowances and benefits costs (including severance) incurred associated with the applicable employees, as well as any third-party costs or expenses (including, but not limited to, taxes) arising from such payroll, benefits and human resources participation (if any).

1.              United Arab Emirates: Flowco and SPX acknowledge and agree that four (4) employees of a member of the Infrastructurco Group are currently working in the United Arab Emirates under work permits/visas sponsored by a member of the Flowco Group.  To the extent permissible under applicable law, Flowco will continue to sponsor the work visas for the applicable employees and continue to direct such employees to provide services exclusively to the Infrastructurco Group in a manner consistent to the services provided as of the Effective Date.  SPX agrees and acknowledges that SPX shall be solely responsible for all acts and omissions of the relevant employees and shall have no cause of action against Flowco or any of its Affiliates arising out of the relevant employees’ services.  If SPX fails to transition the work permits/visas with respect to the relevant employees on or before March 31, 2016, Flowco may unilaterally terminate such work permit/visa arrangements and SPX shall reimburse Flowco for all external and reasonable internal costs associated with terminating such work permits/visas and severing or relocating such employees (including any costs arising under such employee’s activities after such termination).

For a period ending no later than March 31, 2016, Flowco will continue to permit participation in the worker’s compensation insurance coverages sponsored by Flowco in the United Arab Emirates, by those four (4) employees of members of the Infrastructurco

Group who are currently participants in such coverages, solely to the extent permissible under applicable law.

2.              India:  Flowco and SPX acknowledge and agree that two (2) employees of SPX Flow Technology (India) Private Limited are, as of the Effective Date, performing services solely for, and on behalf of, members of the Infrastructurco Group (the “Managed India Employees”).  Flowco will continue to direct the Managed India Employees to provide services exclusively to the Infrastructurco Group in a manner consistent to the services provided as of the Effective Date.  SPX agrees and acknowledges that SPX shall be solely responsible for all acts and omissions of each of the Managed India Employees and shall have no cause of action against Flowco or any of its Affiliates arising out of the relevant employees’ services.  If SPX fails to transition the employment agreements with respect to the Managed India Employees on or before March 31, 2016, Flowco may unilaterally terminate such employees and SPX shall reimburse Flowco for all external and reasonable internal costs associated with terminating such employees (including any costs arising under such employee’s activities after such termination).

For a period ending no later than March 31, 2016, Flowco will continue to provide payroll and human resources support for the Managed India Employees as well as four (4) other employees of a member of the Infrastructurco Group who are located in India and paid through SPX Flow Technology (India) Private Limited as of the Effective Date.  During such period, Flowco will continue to permit participation in the medical and life insurance coverages sponsored by SPX Flow Technology (India) Private Limited, by such individuals who are currently participants in such coverages, solely to the extent permissible under applicable law.

C.                  US Stock Comp Transition Services: Prior to the Distribution, a ‘Corporate Action Team’ between Fidelity Stock Plan Services, LLC and SPX was established to create a system to manage stock awards for the applicable Infrastructurco Employees in accordance with the provisions of Section 4.03 of the Employee Matters Agreement (the “Award Transition Plan”).  SPX and Flowco acknowledge and agree that the final items of the Award Transition Plan, related to transferring the unvested stock into the new participant accounts, cannot take effect until the Flowco Share Ratio and the Infrastructurco Share Ratio (each as defined in the Employee Matters Agreement) are established after the Distribution.  Without limiting Flowco’s obligations under Section 4.08 of the Employee Matters Agreement, Flowco will continue to provide such Services as reasonably required to complete the Infrastructurco participant account transfer under the Award Transition Plan, including, but not limited to: providing direction to Fidelity Stock Plan Services, LLC, conversion of Infrastructurco participant data, mapping of plan features, loading grants as appropriate, and reconciliation of the applicable plans post spin.

SPX acknowledges and agrees that Flowco’s support is solely for the one-time completion of the Award Transition Plan and does not include reporting, recurring management or any future grant administration.  The Services provided under this Section II.C of Schedule B shall be provided for a service fee of $250 per hour and shall terminate no later than October 12, 2015.

III.  FINANCE, ACCOUNTING AND TAX

A.            APAC Income Tax Accounting and Tax Advisory Services: Flowco agrees to provide SPX or its applicable Affiliates with the following tax advisory services, in each case to the extent reasonably requested by SPX:

•                  Provide general review of the High Technology Status application for SPX Cooling Technologies (ZJK) Co. Ltd.  Such application will be prepared by SPX but Flowco will assist by reviewing and supporting discussions with the tax authorities.

•                  Provide general review of the quarterly tax provision calculations, as prepared by SPX, and advise of corrections as necessary and support the documentation process for each of the following entities: SPX Cooling Technologies (Beijing) Co. Ltd., SPX Cooling Technologies (ZJK) Co. Ltd, Wuxi Balcke Durr Technologies Company Ltd., SPX (GZ) Cooling Technologies Co. Ltd. and SPX Cooling Technologies (Foho) Company (collectively, the “SPX APAC Entities”).

•                  Provide pre-filing general review of the 2015 APAC tax returns and related filings for each of the SPX APAC Entities, as prepared by SPX’s local tax advisors/auditors.  Due date for such returns is May 31, 2016.

•                  Assist SPX APAC Entities in the preparation of the tax provision-to-return reconciliation of the 2015 tax returns by August 31, 2016.

The APAC Income Tax Accounting and Tax Advisory Services shall be provided subject to the following fees, as well as reimbursement of any reasonable third-party costs:

•	Manager (initially David Dai):	RMB 1,300/hr.
•	Staff (initially Isaac Zhu):	RMB 350/hr.

B.            Form 1099 Filings: Upon request by SPX, Flowco will provide SPX and applicable members of the Infrastucturco Group with the reports and data reflecting activity of the members of the Flowco Group prior to the Effective Date to the extent requested by SPX and as reasonably necessary to support the processing and delivery of applicable Form 1099 reports to vendors of SPX.

C.            September 26, 2015 Month-End Close and Financial Reporting: Without limiting Flowco’s agreement to provide the financial statement preparation and audit information, access and support as set forth in Section 5.2 of the Separation Agreement, Flowco will provide SPX, until October 28, 2015 and at no additional charge, with the following financial reporting services solely with respect to the September 26, 2015 fiscal month-end:

•                  Maintain the current Oracle Hyperion Financial Management application (the “Consolidated HFM”) and the corporate, business unit and consolidating financial information for SPX and Flowco for periods ending on or before September 26, 2015.

•                  Provide SPX and other members of the Infrastructurco Group with reasonable access to and rights under the Consolidated HFM in order to enter, review and adjust financial information in a manner consistent with the access and rights of SPX and such members for periods ended prior to September 26, 2015.

•                  Participate in, and provide reasonable cooperation with respect to, the financial reporting and month-end closing process reflecting transactions in the Consolidated HFM for members of the Flowco Group for fiscal month-end periods ending on or before September 26, 2015.

•                  Promptly after completion of the closing process for the fiscal period ending September 26, 2015, permit and participate in a full replication of the data in the Consolidated HFM for all periods ending on or before September 26, 2015 and reconciliation and delivery of such data to the SPX instance of the Oracle Hyperion Financial Management application.

•                  For the avoidance of doubt, during the term of these fiscal month-end close services, neither SPX nor Flowco shall enter any transactions or other information in the Consolidated HFM for any periods reflecting activity occurring on or after September 27, 2015.

D.            Treasury Services: SPX will reimburse Flowco for costs incurred for any Treasury-related services provided by a third party.

•                  Travel Cards; Purchasing Cards:  The employees of members of the Infrastructurco Group shall have continued use of the travel cards being used by any such employees as of the Effective Date for 30 days thereafter.  SPX shall reimburse Flowco for any charges made against such credit cards and for any administrative charges or fees (including any late fees arising from failure the failure of SPX to pay any Invoice) charged by the third-party provider.  All purchasing cards (P-cards) held by any employee of a member of the Infrastructurco will be terminated as of the Effective Date.

•                  APAC Credit Cards: As of the Effective Date, certain members of the Infrastructurco Group participate in a credit card program under an agreement between SPX Corporation (China) Co., Ltd. (a member of the Flowco Group) and China Merchants Bank.  Such members of the Infrastructurco Group shall have continued access to such credit card program and use of the credit cards issued thereunder until June 29, 2016.  Each applicable member of the Infrastructurco Group shall directly pay China Merchants Bank for any charges made against such credit cards and for any related administrative charges or fees.  SPX shall reimburse SPX Corporation (China) Co., Ltd. for any liability incurred arising from the failure by any member of the Infrastructurco Group to make any such payments.

•                  Australia Credit Cards: As of the Effective Date, Radiodetection Australia Pty Ltd. (a member of the Infrastructurco Group) participates in a credit card program under an agreement between SPX Flow Technology Australia Pty Ltd. (a member of the Flowco Group) and Bank of America, N.A.  Radiodetection Australia Pty Ltd. shall have continued access to such credit card program and use of the credit cards issued thereunder until December 31, 2015.  Radiodetection Australia Pty Ltd. shall directly pay Bank of America, N.A. for any charges made against such credit cards and for any related administrative charges or fees.  SPX shall reimburse SPX Flow Technology Australia Pty Ltd. for any liability incurred arising from the failure by Radiodetection Australia Pty Ltd. to make any such payments.

•                  Online Banking:  For a period of up to three (3) months, Flowco shall permit SPX-designated persons to use the Flowco “company profile” in the applicable online banking systems to the extent necessary for access to the bank accounts of the members of the

Infrastructurco Group or any related processing/payment services.  Flowco may limit or discontinue access to selected SPX-designated persons at any time in its reasonable discretion.

IV.  FACILITY ACCESS AND MANAGEMENT

Flowco agrees to provide SPX or its applicable Affiliates with access, use of limited common areas, telephone and internet access and general administrative services (all in accordance with standards of the Level of Services set forth in Section 1.2 of the Transition Services Agreement) in the following facilities in exchange for the fees set forth below.  Flowco’s agreement to provide access to, or use of, a given facility shall automatically terminate upon termination of Flowco’s right to occupy such facility or relevant portion thereof (for any reason) and Flowco shall not be obligated to provide replacement facilities for SPX.

Facility		Monthly Fee*
1.	SPX Middle East FZE The Galleries, 3rd Floor Downtown Jebel Ali Dubai, United Arab Emirates	AED	17.090,03

* Monthly fee is applicable for no more than the space utilized and scope of services provided as of the Effective Date and use by the number of employees of members of the Infrastructurco Group that utilized such facility as of the Effective Date.  Additional space of users must be separately negotiated.

V.  FLOWCO CONTRACTS

Flowco shall take commercially-reasonable efforts to allow the applicable members of the Infrastructurco Group to continue to contract services under the same terms as the following Flowco contracts, provided that the continuation of these services does not cause breach of any existing vendor agreement and does not result in additional costs to Flowco:

•                                          Travel Booking Services Support Agreement with BCD, excluding VIP Agent and Meeting Services offerings; provided that, for any period during which any member of the Infrastructurco Group utilizes such contract, SPX shall reimburse Flowco quarterly in an amount equal to 40% of the those certain non-POS fees billed by BCD.

•                                          Amendment 11 to the Services Agreement identified by Verizon/MCI Contract Identification Number 566509, between Verizon Business Network Services Inc. and SPX (as predecessor in interest to Flowco), together with all exhibits, attachments, and schedules thereto, all orders issued thereunder, and all prior modifications to any of the foregoing on or before the date hereof.

Subject to the provisions of Section 2.9 of the Separation Agreement, for each of the Flowco Contracts listed above and upon request by SPX, Flowco shall provide SPX with such information regarding pricing and other contract terms and the SPX usage thereunder as reasonably required by SPX in connection with negotiation of a replacement contract with the applicable vendor, subject to appropriate restrictions for classified, privileged or confidential information and to the requirements of applicable law or contractual provisions.

VI. OTHER

To be provided on an as-needed basis, subject to reasonable negotiation on project scope, for the term of the Transition Services Agreement:

Task	Rate

M&A Advisory Services. Such services shall continue until (i) consummation of the applicable identified transaction or (ii) notice of termination by SPX, whichever is earlier.	$20,000 per month; subject to equitable adjustment to reflect the time commitment and scope of services provided, upon mutual agreement by SPX and Flowco in good faith

Conflict Minerals Assistance:  Overall coordination of Infrastructurco’s Conflict Minerals Compliance Program data preparation in support for CMRT report development & submission.  Tasks include but are not limited to: coordination of supplier identification and segregation; coordination of CM supplier survey solicitation, expediting, compilation and reporting; coordination of smelter RCOI for 3TG materials;  and coordination of Infrastructurco representatives & consultants involved in CMRT data preparation. Such services terminate May 31, 2016 if not earlier terminated.

$200 per hour

Security Assistance Management	$130 per hour

Knowledge Transfer Services. Upon request by SPX, Flowco agrees to make its corporate-level employees available to provide limited general consulting services to corporate-level employees of Infrastructurco regarding general processes, enterprise knowledge, routines, best practices and organizational matters, to the extent related to the services formerly performed by such Flowco employee.

Flowco shall have the sole discretion in identifying the specific employees to perform such services and no obligation to retain any specific Flowco employee for performance of these services. SPX acknowledges and agrees that the scope of these services shall be limited to general consulting and guidance on prior practices and that any requests for process outsourcing, functional training/onboarding, preparation of process summaries or other documentation, information collection, research, third-party services, implementation, developments, enhancements, project management or ticket-item resolutions are not included and any such projects must be separately negotiated on a fee-for-project basis.

No Charge